UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act 1934

Date of Report (Date of earliest event reported): August 31, 2005

Titan Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-27436	94-3171940
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Oyster Point Blvd., Suite 505, South San Francisco, CA	94080
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	650-244-4990

(Former Name or Former Address, is Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.Departure of Directors or Principal Officers; Election of Directors, Appointment of Principal Officers.

On August 31, 2005, Dr. Joachim-Friedrich Kapp was appointed to serve on the Board of Directors (the “Board”) of Titan Pharmaceuticals, Inc. (the “Company”). Mr. Kapp has not been appointed to serve on any of the Board’s committees and is not currently expected to be appointed to any committees.

There were no arrangements or understandings between Mr. Kapp and any other persons pursuant to which Mr. Kapp was selected as a director. There are no family relationships between or among Mr. Kapp and any executive officers or directors of the Company. Mr. Kapp is an executive officer of Schering AG, a corporate partner of the Company with respect to Titan’s drug Spheramine. Other than the reimbursement of certain payments made by the Company on Schering’s behalf, the Company did not receive any payments from Schering during the current year or in fiscal years 2004 and 2003.

Dr. Kapp was appointed to the Board to fill the vacancy created by the retirement of Dr. Ernst Afting on August 31, 2005. Dr. Afting will continue to work with Titan as a consultant. Dr. Afting’s retirement from the Board was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Item 9.01. Financial Statements and Exhibits.

Exhibits

Exhibit	Description
99.1	Press Release dated September 1, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TITAN PHARMACEUTICALS, INC.

Date: September 6, 2005	By:	/s/ Robert E. Farrell
Robert E. Farrell Chief Financial Officer

Exhibit Index

Exhibit	Description
99.1	Press Release dated September 1, 2005